Exhibit 10.5

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

PJT PARTNERS HOLDINGS LP

Dated as of October 1, 2015

THE PARTNERSHIP UNITS OF PJT PARTNERS HOLDINGS LP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS; THIS LIMITED PARTNERSHIP AGREEMENT; AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

PJT PARTNERS HOLDINGS LP

This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of PJT Partners Holdings LP (the “Partnership”), is made as of October 1, 2015 by and among PJT Partners Inc., a Delaware corporation, as the general partner and the Limited Partners whose names are set forth in the books and records of the Partnership, and, solely to acknowledge its consent and approval of the amendments to the Existing Agreement (as defined below) set forth in this Agreement and to the admission to the Partnership of PJT Partners Inc., as general partner, and to evidence its withdrawal as general partner of the Partnership, New Advisory GP L.L.C., a Delaware limited liability company (the “Former General Partner”).

R-E-C-I-T-A-L-S

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act by the filing of a Certificate of Limited Partnership (the “Certificate”) in the office of the Secretary of State of the State of Delaware and the execution of a limited partnership agreement, and is currently governed pursuant to that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 16, 2014 (the “Existing Agreement”); and

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Former General Partner has transferred and assigned all of its right, title and interest as General Partner (as such term is defined in the Existing Agreement) of the Partnership to PJT Partners Inc., a Delaware corporation (the “General Partner”), and with effect simultaneously with the effectiveness of such assignment and transfer, the General Partner has been admitted as General Partner of the Partnership and the Partnership continued without dissolution; and

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement in its entirety and to enter into this Second Amended and Restated Limited Partnership Agreement of the Partnership.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby the parties hereto agree to amend and restate the Existing Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time.

“Additional Credit Amount” has the meaning set forth in Section 4.01(b)(ii).

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Assignee” has the meaning set forth in Section 8.07.

“Assumed Tax Rate” means 50%.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its sole discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its sole discretion, deems necessary to expend or retain for working capital or to place into reserves with respect to the Partnership’s operations.

“Award Agreement” means any award agreement entered into by the Partnership with a Service Provider to whom the Partnership grants Units in connection with the issuance to such Service Provider of such Units.

“Board Change of Control” means a majority of the members of the Board of Directors of the General Partner ceasing to be Continuing Directors.

“Book-Up Target” means, for an LTIP Unit, as of any determination date, the amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Class A Unit Economic Balance as of such date. Notwithstanding the foregoing, the Book-Up Target shall be zero for any LTIP Unit for which the Economic Capital Account Balance attributable to such LTIP Unit has at any time reached an amount equal to the Class A Unit Economic Balance determined as of such time.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.02 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner in its sole discretion, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the grant of more than a de minimis interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner (c) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (d) the date an interest in the Partnership is relinquished to the Partnership; or (e) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b) (c), (d) and (e) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner in its sole discretion to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Cause” with respect to any particular Limited Partner has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between such Limited Partner and the General Partner or any of its Affiliates, or if none, then “Cause” means any of the following: (i) (w) any material breach by such Limited Partner of any covenant undertaken in Article VIII herein, any effective Award Agreement, employment agreement or any written non-disclosure, non-competition, or non-solicitation covenant or agreement with the General Partner or any of its Affiliates, (x) any material breach by such Limited Partner of any material rules or regulations of the General Partner or any of its Affiliates applicable to such Limited Partner that have been provided to such Limited Partner in writing and has a material adverse effect on the business of the General Partner or any of its Affiliates, or (y) such Limited Partner’s deliberate and repeated failure to perform substantially such Limited Partner’s duties to the General Partner or any of its Affiliates, as applicable; (ii) any act of fraud, misappropriation, embezzlement or similar conduct by such Limited Partner against the General Partner or any of its Affiliates; or (iii) such Limited Partner’s being convicted (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime of moral turpitude, or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that such Limited Partner individually has violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) such Limited Partner’s ability to perform his or her duties to the General Partner or any of its Affiliates taking into account the services required of such Limited Partner and the nature of the business of the General Partner or any of its Affiliates, as applicable, or (B) the business of the General Partner or any of its Affiliates.

“Certificate” has the meaning set forth in the preamble of this Agreement.

“Charitable Organization” has the meaning set forth in Section 8.03(a).

“Class” means the classes of Units into which the partnership interests in the Partnership may be classified or divided from time to time by the General Partner in its sole discretion pursuant to the provisions of this Agreement. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of partnership interests in the Partnership. For the avoidance of doubt, to the extent that the General Partner holds interests in the Partnership of any Class, the General Partner shall not be deemed to hold a separate Class of such interests from any other Limited Partner because it is the General Partner.

“Class A Unit Economic Balance” means the Capital Account balance of a Partner had such Partner contributed cash on October 1, 2015 equal to the fair market value of one Class A Unit on such date in exchange for such Class A Unit, plus the amount of such Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to such Partner’s ownership of Class A Units and computed on a hypothetical basis after taking into account all allocations, distributions or other relevant transactions or adjustments through the applicable date.

“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” has the meaning set forth in Section 8.02(c).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who: (i) was a member of such Board of Directors immediately following the consummation by The Blackstone Group L.P. of the distribution to its common unitholders of shares of Class A common stock of the General Partner (as contemplated by the General Partner’s Registration Statement on Form 10 (File No. 001-36869); or (ii) was nominated for election or elected or appointed to such Board of

Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Amount” has the meaning set forth in Section 4.01(b)(ii).

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dissolution Event” has the meaning set forth in Section 9.02.

“Economic Capital Account Balance” means, with respect to a Partner, an amount equal to its Capital Account balance, plus the amount of its share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Partnership, General Partner, the Limited Partners of the Partnership from time to time party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Units for cash or shares of Class A common stock of the General Partner pursuant to, and in accordance with, the Exchange Agreement.

“Existing Agreement” has the meaning set forth in the preamble of this Agreement.

“Final Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Fiscal Year” means, unless otherwise determined by the General Partner in its sole discretion in accordance with Section 11.12, (i) the period commencing upon the formation of the Partnership and ending on December 31, 2015 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“Forfeited Units” has the meaning set forth in Section 8.02(c).

“Former General Partner” means New Advisory GP L.L.C., a Delaware limited liability company.

“Founder” means Mr. Paul J. Taubman.

“Founder Group Partners” means the Limited Partners set forth on Schedule III.

“Founder LTIP Unit” shall mean a Unit which is designated as a Founder LTIP Unit in the relevant Award Agreement or other documentation pursuant to which such Founder LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule I hereto or in this Agreement in respect of the holder of such Founder LTIP Unit, as well as the relevant Award Agreement or other documentation pursuant to which such Founder LTIP Unit is granted or issued.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means PJT Partners Inc., a corporation incorporated under the laws of the State of Delaware, or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Indemnitee” (a) the General Partner, (b) the Former General Partner, (c) any additional or substitute General Partner, (d) any Person who is or was a Tax Matters Partner, officer or director of the General Partner, the Former General Partner or any additional or substitute General Partner, (e) any Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (f) any Person that is required to be indemnified by the General Partner in accordance with the By-Laws of the General Partner as in effect from time to time and (g) any heir, executor or administrator with respect to Persons named in clauses (a) through (f).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, and, for purposes of Sections 8.01, 8.02, 8.03, 8.04, 8.05 and 8.06, any Personal Planning Vehicle of such Limited Partner.

“Liquidating Gains” shall mean any Profits realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to Profits realized in connection with an adjustment to the book value of Partnership assets under the first sentence of the definition of Carrying Value.

“Liquidating Losses” shall mean any Losses realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to Losses realized in connection with an adjustment to the book value of Partnership assets under the first sentence of the definition of Carrying Value.

“Liquidation Agent” has the meaning set forth in Section 9.03.

“LTIP Unit Forced Conversion” shall have the meaning set forth in Section 1.7 of Schedule I hereto.

“LTIP Unit” shall mean a Unit which is designated as an LTIP Unit in the relevant Award Agreement or other documentation pursuant to which such LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule I hereto or in this Agreement in respect of the holder of such LTIP Unit, as well as the relevant Award Agreement or other documentation pursuant to which such LTIP Unit is granted or issued. For the avoidance of doubt, each Founder LTIP Unit shall constitute an LTIP Unit for the purposes of this Agreement.

“LTIP Unit Limited Partner” shall mean any Person that holds LTIP Units or Class A Units resulting from a conversion of LTIP Units.

“Net Taxable Income” has the meaning set forth in Section 4.01(b)(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” means each Person designated as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the General Partner appointing such Person as an officer of the Partnership or relating to such appointment.

“Operating Profits” means Profits determined without taking into account any Liquidating Gains or Liquidating Losses.

“Operating Losses” means Losses determined without taking into account any Liquidating Gains or Liquidating Losses.

“Participating LTIP Unit” shall mean (i) a LTIP Unit that has satisfied the applicable condition or conditions specified in in the relevant Award Agreement (or other documentation pursuant to which such LTIP Unit is granted) for becoming a “Participating LTIP Unit” thereunder, and (ii) each Founder LTIP Unit.

“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Performance Condition” has the meaning set forth in the applicable Award Agreement.

“Performance Tranche” has the meaning set forth in the applicable Award Agreement.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Personal Planning Vehicle” means, in respect of any Person that is a natural person, any other Person that is not a natural person designated as a “Personal Planning Vehicle” of such natural person in the books and records of the Partnership.

“Preferred Unit Purchase Right” has the meaning set forth in Section 7.01(d).

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.04 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Service Provider” means any Limited Partner (in his, her or its individual capacity) or other Person, who at the time in question, is employed by or providing services to the General Partner, the Partnership or any of its subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Junior Participating Preferred Units” has the meaning set forth in Section 7.01(c).

“Significant Limited Partner” means any Limited Partner that, together with any Personal Planning Vehicle of such Limited Partner, held, immediately following the consummation of the distribution by The Blackstone Group L.P. to its common unitholders of shares of Class A common stock of the General Partner (as contemplated by the General Partner’s Registration Statement on Form 10 (File No. 001-36869)) and, as of any subsequent date of determination, continues to hold, a number of Units (vested and unvested) equal to not less than five percent (5%) of the total number of Units (vested and unvested) then outstanding.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its limited partner interest in the Partnership and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Stockholder Rights Agreement” means the stockholder rights agreement dated as of or about the date hereof between the General Partner and the rights agent named therein, as amended from time to time.

“Successor Shares Amount” has the meaning set forth in Section 3.08(b).

“Target Balance” has the meaning set forth in Section 5.03(a)(ii).

“Tax Advances” has the meaning set forth in Section 5.06.

“Tax Amount” has the meaning set forth in Section 4.01(b)(i).

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax Matters Partner” has the meaning set forth in Section 5.07.

“Tax Receivable Agreement” means the tax receivable agreement dated as of or about the date hereof among the Partnership, General Partner and the other parties thereto, as amended from time to time.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the General Partner’s interest in the Partnership in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the General Partner, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the General Partner not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding shares of Class A common stock of the General Partner (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision, including in connection with the distribution, exchange, redemption or exercise of preferred stock purchase rights under the Stockholder Rights Agreement or securities issuable in respect of such rights), (d) the adoption of any plan of liquidation or dissolution of the General Partner, or (e) a direct or indirect Transfer of all or any portion of the General Partner’s interest in the Partnership, other than a Transfer effected in accordance with Section 3.08(a) or Section 3.08(b).

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing (x) the number of Class A Units (vested and unvested) and Participating LTIP Units (vested and unvested) then owned by such Partner by (y) the number of Class A Units (vested and unvested) and Participating LTIP Units (vested and unvested) then owned by all Partners. For the avoidance of doubt, the Total Percentage Interest for each LTIP Unit Limited Partner shall not be affected by the Book-Up Target for any LTIP Unit owned by such Partner.

“Transaction Consideration” has the meaning set forth in Section 3.08(a).

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a permitted transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units, LTIP Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute partnership interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Unvested LTIP Units” shall have the meaning set forth in Section 1.2 of Schedule I hereto.

“Unvested Units” means those Units from time to time listed as unvested Units in the books and records of the Partnership.

“Vested LTIP Units” shall have the meaning set forth in Section 1.2 of Schedule I hereto.

“Vested Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Vested Units then owned by such Partner by the number of Vested Units then owned by all Partners.

“Vested Units” means those Units listed as vested Units in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.01. Formation. The Partnership is a limited partnership formed pursuant to the Act and upon the terms and conditions set forth in this Agreement. The Partnership shall continue upon the execution of this Agreement. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner in its sole discretion deems it advisable, the operation of the Partnership as a limited partnership, or entity in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Partners.

Section 2.02. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of “PJT Partners Holdings LP” and all Partnership business shall be conducted in that name or in such other names that comply with applicable law as the General Partner in its sole discretion may select from time to time. Subject to the Act, the General Partner in its sole discretion may change the name of the Partnership (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Partners.

Section 2.03. Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.04. Offices. The Partnership may have offices at such places either within or outside the State of Delaware as the General Partner from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Partnership is located at 280 Park Avenue, New York, New York 10017.

Section 2.05. Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The registered office of the Partnership in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

(b) The General Partner in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations. The General Partner may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the

Partners. The General Partner may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than the State of Delaware.

Section 2.06. Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.07. Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

Section 2.08. Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of such Person’s execution of the Existing Agreement or this Agreement, is admitted as a Partner of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.10 with respect to substitute Limited Partners, a Person may be admitted from time to time as a new Limited Partner with the written consent of the General Partner in its sole discretion. Each new Limited Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement or other instrument pursuant to which the new Limited Partner agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 8.09 or Section 9.02(e) hereof.

Section 2.09. Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII.

Section 2.10. Investment Representations of Partners. Each Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Partner.

ARTICLE III

MANAGEMENT

Section 3.01. General Partner

(a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.

(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to Officers of the Partnership), including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Partnership;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

Section 3.02. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.03. Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the sole discretion of the General Partner, bear and/or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner in connection with serving as the General Partner and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General

Partner by its Affiliates). To the extent that the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership and/or its subsidiaries (including expenses that relate to the business and affairs of the Partnership and/or its subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner, including, without limitation, compensation and meeting costs of any board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Partnership shall not pay or bear any income tax obligations of the General Partner, or obligations of the General Partner under the Tax Receivable Agreement. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 10.02.

Section 3.04. Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by persons who may be designated as officers by the General Partner, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “managing director,” “partner,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman” or “vice president,” and as and to the extent authorized by the General Partner in its sole discretion. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Partnership shall be subject to the supervision and direction of the General Partner and may be removed, with or without cause, from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No officer of the Partnership, in his or her or its capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of his or her or its duties hereunder or otherwise.

Section 3.05. Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, no Limited Partner shall have any right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership, or any other matter that a limited partner might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except as expressly provided herein, the conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also the General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may from time to time appoint one or more Partners as officers or employ one or more Partners as employees, and such Partners, in their capacity as officers or employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

Section 3.06. Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a consent or ratification in writing.

Section 3.07. Restrictions on General Partner’s Authority. Notwithstanding any provision to the contrary contained in this Agreement, from and after the occurrence of any Board Change of Control, the General Partner shall not authorize, approve or ratify any of the following actions or undertake or enter into any plan with respect thereto on behalf of itself or on behalf of the Partnership, without the prior approval of Limited Partners holding a majority of the Units (vested and unvested) held by all Limited Partners (excluding any Limited Partners controlled by the General Partner), including each Significant Limited Partner:

(i) any removal or appointment of any “officer” of the General Partner as defined in Rule 16a-1(f) of the Exchange Act, including the Chief Executive Officer;

(ii) the creation, authorization or issuance of any new Class or series of equity interest in the Partnership;

(iii) the incurrence of any indebtedness (other than inter-company indebtedness) by the Partnership or any of its subsidiaries or Controlled Affiliates that would, or is intended to, result in a material increase in the amount of consolidated indebtedness of the Partnership as compared to immediately prior to such Board Change of Control;

(iv) any extraordinary distribution by the Partnership whether payable in cash or other assets or property;

(v) any change in the Partnership’s distribution policy as in effect immediately prior to such Board Change of Control that would, or is intended to, result in a material increase in the amount or frequency of distributions of the Partnership as compared to periods prior to such Board Change of Control;

(vi) any change in the Partnership’s policy regarding the repurchase of Units, including without limitation from the General Partner, as in effect immediately prior to such Board Change of Control that would, or is intended to, result in a material increase in the amount or frequency of Unit repurchases as compared to periods prior to such Board Change of Control;

(vii) the entry into any merger, consolidation, recapitalization, liquidation, or sale of the Partnership or of all or any significant portion of the assets of the Partnership or consummation of a similar transaction involving the Partnership or entering into any agreement providing therefor;

(viii) voluntarily initiating any liquidation, dissolution or winding up of the Partnership or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Partnership or any of their subsidiaries or Controlled Affiliates;

(ix) calling any meeting of the Limited Partners of the Partnership or submitting any matter for the vote or consent of the Limited Partners of the Partnership;

(x) any settlement or compromise of any litigation directly against or otherwise relating to indemnification of the General Partner or its directors or officers or their Affiliates or representatives or any litigation regarding tax matters; or

(xi) any amendment to this Agreement.

Section 3.08. Restrictions on Termination Transactions. The General Partner shall not engage in, or cause or permit, a Termination Transaction, unless either (x) the Termination Transaction has been approved by Limited Partners holding a majority of the Class A Units held by all Limited Partners (excluding any Limited Partners controlled by the General Partner), including each Significant Limited Partner, or (y) the following conditions are satisfied:

(a) in connection with any such Termination Transaction, (i) each holder of Class A Units (other than the General Partner and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Class A Unit an amount of cash, securities or other property equal to the product of (x) the number of shares of Class A common stock of the General Partner into which a Class A Unit is then exchangeable pursuant to the Exchange Agreement and (y) the greatest amount of cash, securities or other property paid to a holder of one share of Class A common stock of the General Partner in consideration of one share of Class A common stock of the General Partner pursuant to the terms of such Termination Transaction provided, that the condition set forth in this Section 3.08(a)(i) shall be deemed to have been satisfied if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding shares of Class A common stock of the General Partner, each holder of Class A Units (other than the General Partner and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Class A Units would have received had such Class A Units been exchanged for shares of Class A common stock of the General Partner in an Exchange Transaction immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Class A Unit is referred to as the “Transaction Consideration”); and (ii) the Partnership receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Class A Units (other than the General Partner and its wholly owned Subsidiaries) for U.S. federal income tax purposes of (except to the extent of cash, marketable securities or other property received); or

(b) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Partnership prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (x) the Partnership or (y) another limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (ii) the Surviving Partnership is classified as a partnership for U.S. Federal income tax purposes; (iii) the Limited Partners (other than entities controlled by the General Partner) that held Class A Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (iv) the rights of such Limited Partners with respect to the Surviving Partnership are at least as favorable as those of Limited Partners holding Class A Units (including any rights under the Tax Receivable Agreement, unless such Termination Transaction constitutes a “Change of Control” for purposes of the Tax Receivable Agreement or otherwise results in payments of cash to holders of Class A Units equivalent to (and in lieu of) the payments that would be required to be made to such holders pursuant to the Tax Receivable Agreement if such Termination Transaction did constitute a “Change of Control” for such purposes) immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (v) such rights include: (A) if the General Partner or its successor has a single class of publicly traded common equity securities, the right, to the same extent provided to holders of Class A Units pursuant to the Exchange Agreement, to exchange their interests in the Surviving Partnership for: (1) a number of such publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the Transaction Consideration, subject to antidilution adjustments comparable to those set forth in Section 2.5 of the Exchange Agreement (the “Successor Shares Amount”); and/or (2) cash in an amount equal to the fair market value of the Successor Shares Amount at the time of such exchange, determined in a manner consistent with the definition of “Value” as set forth in the Exchange Agreement; or (B) if the General Partner or its successor does not have any class of publicly traded common equity securities, the right to exchange their interests in the Surviving Partnership on a quarterly basis for cash in an amount equal to the fair market value of such interest at the time of exchange, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Partnership.

(c) In connection with any Termination Transaction permitted by Section 3.08(b) hereof, the relative fair market values shall be reasonably determined by the General Partner as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Limited Partners than the relative values reflected in the terms of such transaction.

ARTICLE IV

DISTRIBUTIONS

Section 4.01. Distributions

(a) The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners, which distributions shall (subject to Section 9.03) be made pro rata in accordance with the Partners’ respective Total Percentage Interests.

(b) (i) In addition to the foregoing, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash in respect of income tax liabilities (the “Tax Distributions”) to the extent that other distributions made by the Partnership for such year were otherwise less than the Tax Amount. The aggregate Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”) and shall be made to Partners pro rata in accordance with the number of Units held by the Partners. For purposes of computing the Tax Amount, the Net Taxable Income shall be determined without regard to any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code.

(ii) Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein.

Section 4.02. Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03.

Section 4.03. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a distribution to any Partner if such distribution would violate Section 17-607 of the Act or other applicable Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

Section 5.01. No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner, which may be granted or withheld in its sole discretion.

Section 5.02. Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.03 and any items of income or gain which are specially allocated pursuant to Section 5.04; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.03, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.04, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

Section 5.03. Allocations of Profits and Losses.

(a) Except as otherwise provided in this Agreement, Operating Profits and Liquidating Gains of the Partnership shall be allocated as follows:

(i) First, Operating Profits and Liquidating Gains shall be allocated to the General Partner to the extent the cumulative Operating Losses and Liquidating Losses allocated to the General Partner under Section 5.03(b)(iii) below exceeds the cumulative Operating Profits and Liquidating Gains allocated to the General Partner under this Section 5.03(a)(i), provided that the allocation under this Section shall first be made out of Operating Profits to the extent of available Operating Profits as of the time any allocation is being made, and thereafter to the extent of any available Liquidating Gains as of such time;

(ii)

(A)	Next, Liquidating Gains shall first be allocated to the Partners holding LTIP Units until the Economic Capital Account Balances of such Partners, to the extent attributable to their ownership of LTIP Units, are equal to (1) the Class A Unit Economic Balance, multiplied by (2) the number of their LTIP Units (with respect to each Partner holding LTIP Units, the “Target Balance”). For the avoidance of doubt, Liquidating Gains allocated with respect to an LTIP Unit pursuant to this subparagraph (A) shall reduce (but not below zero) the Book-Up Target for such LTIP Unit. Any such allocations shall be made (i) first, among the holders of Founder LTIP Units in proportion to the aggregate amounts required to be allocated to each under this subparagraph and (ii) second, among the holders of LTIP Units that are not Founder LTIP Units in proportion to the aggregate amounts required to be allocated to each under this subparagraph, unless the relevant Award Agreement or other documentation pursuant to which an LTIP Unit is granted provides for a reduced allocation with respect to such LTIP Unit.

(B)	Liquidating Gains allocated to a Partner under this Section 5.03(a)(ii) will be attributed to specific LTIP Units of such Partner for purposes of determining (1) allocations under this Article V, (2) the effect of the forfeiture or conversion of specific LTIP Units on such Partner’s Capital Account and (3) the ability of such Partner to convert specific LTIP Units into Class A Units. Such Liquidating Gains will generally be attributed in the following order: (1) first, to Vested LTIP Units held for more than two years, (2) second, to Vested LTIP Units held for two years or less, (3) third, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the Partnership, the General Partner or their Affiliates for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (4) fourth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of the Performance Tranche with the lowest stock price Performance Condition to the Performance Tranche with the highest stock price Performance Condition). Within each category, Liquidating Gains will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target.

(C)	After giving effect to the special allocations set forth above, if, due to distributions with respect to Class A Units in which the LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any Partner attributable to such Partner’s LTIP Units exceeds the Target Balance, then Liquidating Losses shall be allocated to such Partner to eliminate the disparity; provided, however, that if Liquidating Losses are insufficient to completely eliminate all such disparities, such losses shall be allocated among LTIP Units in a manner reasonably determined by the General Partner.

(D)	The parties agree that the intent of this Section 5.03(a)(ii) is (1) to the extent possible to make the liquidation value associated with each LTIP Unit the same as the liquidation value of a Class A Unit, and (2) to allow conversion of a LTIP Unit (assuming it is a Vested LTIP Unit) when sufficient Liquidating Gains have been allocated to such LTIP Unit pursuant to this clause (ii) or Losses, Operating Losses and/or Liquidating Losses have been allocated to Class A Units under Section 5.03(b)(i) so that either an LTIP Unit’s initial Book-Up Target has been reduced to zero or the parity described in subclause (1) above has been achieved. The General Partner shall be permitted to interpret this Section and to amend this Agreement to the extent necessary and consistent with this intention.

(E)	If a Partner forfeits any LTIP Units to which Liquidating Gains has previously been allocated under Section 5.03(a)(ii)(A) above, (1) the portion of such Partner’s Capital Account attributable to such Liquidating Gains allocated to such forfeited LTIP Units will be re-allocated to that Partner’s remaining LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain, using a methodology similar to that described in clause (B) above as reasonably determined by the General Partner, to the extent necessary to cause such Partner’s Economic Capital Account Balance attributable to each such LTIP Unit to equal the Class A Unit Economic Balance and (2) such Partner’s Capital Account will be reduced by the amount of any such Liquidating Gains not re-allocated pursuant to the foregoing subclause (1) above. Any such reductions in Capital Accounts pursuant to the foregoing subclause (2) shall be reallocated to the LTIP Units in accordance with the rules for allocations set forth in this Section 5.03(a)(ii), provided that the General Partner shall have the discretion to limit reallocations to LTIP Units in any manner the General Partner reasonably determines is necessary to prevent such LTIP Units from participating in Liquidating Gains realized prior to the issuance of such LTIP Units; and

(iii) Thereafter, Operating Profits to the holders of Class A Units and LTIP Units pro rata in proportion to the Class A Units and LTIP Units held by such Partners and any remaining Liquidating Gains after the special allocation provided in Section 5.03(a)(ii) to the holders of Class A Units and LTIP Units in proportion to the Class A Units and LTIP Units held by such Partners.

(b) Except as otherwise provided herein, Operating Losses and Liquidating Losses of the Partnership for each Fiscal Year or other applicable period shall be allocated as follows:

(i) First, Operating Losses shall be allocated with respect to each Class A Unit and LTIP Unit in proportion to and to the extent that Operating Profits were allocated with respect to such Unit in previous periods in excess of the sum of Operating Losses allocated with respect to such Unit in previous periods and distributions made with respect to such Unit in all periods;

(ii) Subject to the prior application of Section 5.03(a)(ii)(C), first, Operating Losses shall be allocated to the holders of Class A Units and LTIP Units in proportion to the Class A Units and LTIP Units held by such Partners, and Liquidating Losses shall be allocated to the holders of Class A Units and LTIP Units in proportion to the Class A Units and LTIP Units held by such Partners; provided that the Losses allocated in respect of a Class A Unit and LTIP Unit pursuant to this subparagraph (ii) shall not exceed the maximum amount of Losses that could be allocated in respect of such Unit without causing a holder of such Unit to have a deficit Adjusted Capital Account Balance determined as if the holder held only that Unit, provided further that (A) in the event the first proviso of this subparagraph (ii) applies to limit an allocation of Losses in respect of an LTIP Unit, the Losses allocable to the LTIP Unit shall first be made out of Operating Loss to the extent the cumulative Operating Profits in excess of cumulative Operating Losses allocated to that LTIP Unit exceeds cumulative distributions in respect of that LTIP Unit, and any remaining allocation of Losses to that LTIP Unit shall be made proportionately out of Operating Losses and Liquidating Losses, and (B) in the event the first proviso of this subparagraph (ii) applies to limit an allocation of Losses in respect of a Class A Unit, the Losses allocable to the Class A Unit shall be made proportionately out of Operating Losses and Liquidating Losses remaining after the allocation of Losses in respect of LTIP Units as provided in clause (A) of this subparagraph (ii);

(iii) Thereafter, Operating Losses and Liquidating Losses shall be allocated to the General Partner.

Section 5.04. Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.04(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.04(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b) were not in this Agreement. This Section 5.04(b) is intended to comply with the “qualified income offset” requirement of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Special Allocation to LTIP Units. Items of gross income of the Partnership shall be specially allocated to a Partner in an amount necessary to eliminate any deficit Adjusted Capital Account Balance attributable to an LTIP Unit of such Partner. Any such allocations shall be made first from items of income constituting Operating Profits or Operating Losses, and only thereafter from items of income constituting Liquidating Gains or Liquidating Losses. For purposes of determining the amount of gross income that must be specially allocated under this Section, the Partnership shall initially allocate all items amongst the Partners in accordance with the provisions of this Agreement, and only if a Partner has an deficit Adjusted Capital Account Balance after such initial allocation shall a special allocation be made pursuant to this Section and only in an amount equal to the gross income allocation needed to eliminate such deficit Adjusted Capital Account Balance taking into account the remaining Profits that will be allocated to such Partner after applying the other provisions of this Article V.

(d) Special Allocation upon LTIP Unit Forced Conversion. After an LTIP Unit Forced Conversion, the Partnership will specially allocate Liquidating Gains and Liquidating Losses to the Partners until and in a manner that causes, as promptly as practicable, the portion of such Partner’s Economic Capital Account Balance attributable to the Class A Unit (or fraction thereof) received upon such conversion to equal the Class A Unit Economic Balance (or in the case where a fractional Class A Unit is received on such conversion, the Class A Unit Economic Balance multiplied by a fraction equal to the fraction of the Class A Unit issued in such conversion).

(e) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations

Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.04(e) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.04(b) and this Section 5.04(e) were not in this Agreement.

(f) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.

(g) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(h) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.04(b) or 5.04(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.03 and this Section 5.04(h), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.04(b) or 5.04(c) had not occurred.

(i) Section 751 Allocation. Any gain or loss from items described in Section 751(c) or (d) that were previously held by Blackstone Holdings I L.P. or Blackstone Holdings II L.P. will be allocated in a manner that is consistent with Blackstone Holdings I L.P.’s and Blackstone Holdings II L.P.’s partners’ shares of such gain or loss immediately before the distribution of the Partnership by Blackstone Holdings I L.P. or Blackstone Holdings II L.P. Any gain or loss from items described in Section 751(c) or (d) that were previously held by PJT Capital LP will be allocated in a manner that is consistent with PJT Capital LP’s partners’ shares of such gain or loss immediately before the acquisition of PJT Capital LP by the Partnership.

Section 5.05. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided further that the Partnership shall use the traditional method (as provided in Treasury Regulations Section 1.704-3(b)) for all Section 704(c) allocations, limited to allocations of income or gain from the disposition of Partnership property where allocations of depreciation deductions have been limited by the ceiling rule throughout the term of the Partnership). Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

Section 5.06. Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or distributions or other payments to such Partner.

Section 5.07. Tax Matters. The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any material tax actions, examinations or proceedings relating to the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall use commercially reasonable efforts to send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Partner.

Section 5.08. Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.12 or otherwise in accordance with this Agreement, Sections 5.02, 5.03 and 5.04 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law.

Section 5.09. Allocations upon Final Liquidation. With respect to the Fiscal Year in which the final liquidation of the Partnership occurs in accordance with Article IX of the Agreement, and notwithstanding any other provision of Article V hereof, items of Partnership income, gain, loss and deduction shall be specially allocated to the Partners in such amounts and priorities as are necessary so that the positive Capital Accounts of the Partners shall, as closely as possible, equal the amounts that will be distributed to the Partners pursuant to Section 9.03.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

Section 6.01. Books and Records

(a) At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.

(b) Except as limited by Section 6.01(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and

(ii) promptly after their becoming available, copies of the Partnership’s U.S. federal income tax returns for the three most recent years.

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Limited Partner. Furthermore, the Partners hereby acknowledge that pursuant to § 17-305(f) of the Act the rights of a Limited Partner to obtain information from the Partnership shall be limited to only those rights provided for in this Agreement, and that any other rights provided under § 17-305(a) of the Act shall not be available to the Limited Partners or applicable to the Partnership.

ARTICLE VII

PARTNERSHIP UNITS

Section 7.01. Units.

(a) Interests in the Partnership shall be represented by Units. At the execution of this Agreement, the Units are comprised of two Classes: (x) a Class of Units in the Partnership designated as “Class A Units” and (y) a Class of Units in the Partnership designated as “LTIP Units.” The designations, preferences rights, powers and duties applicable to the LTIP Units are as provided in this Agreement and Schedule I hereto, which is hereby adopted by the General Partner and incorporated by reference herein.

(b) The General Partner in its sole discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more additional Classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Partnership distributions; (iii) the rights of such Units upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to exchange or redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause the Partnership to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. The General Partner in its sole discretion, without the approval of any Partner or any other Person, is authorized (i) to issue Units or other Partnership securities of any newly established Class or any existing Class to Partners or other Persons who may acquire an interest in the Partnership and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Partnership securities of such Class, and the admission of any Person as a Partner which has received Units or other Partnership securities. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, LTIP Units and Units of any other Class or series that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

(c) As soon as practicable following the occurrence of any event that causes the preferred stock purchase rights attached to shares of Class A common stock of the General Partner to become exercisable pursuant to the Stockholder Rights Agreement, the General Partner shall pursuant to its authority under Section 7.01(b) establish in accordance with this Agreement a Class of Units (“Series A Junior Participating Preferred Units”) that has substantially the same rights and preferences with respect to distributions of the Partnership in relation to Class A Units as shares of Series A Junior Participating Preferred Stock of the General Partner are entitled with respect to dividends and distributions of the General Partner in relation to shares of Class A common stock of the General Partner.

(d) Each Class A Unit (including, for the avoidance of doubt, Class A Units held by the General Partner) and each LTIP Unit has attached to it a right (each a “Preferred Unit Purchase Right”) that entitles the holder of such Class A Unit or such LTIP Unit, as the case may be, to purchase Series A Junior Participating Preferred Units of the Partnership as provided in this Section 7.01(d). Such Preferred Unit Purchase Rights will become exercisable, if at all, at such time and to the same extent as the preferred stock purchase rights attached to shares of Class A common stock of the General Partner shall become exercisable pursuant to the Stockholder Rights Agreement; provided that no Preferred Unit Purchase Right shall be exercisable by any holder of Class A Units or LTIP Units to the extent such holder is an “Acquiring Person” as such term is defined in the Stockholder Rights Agreement and the General Partner shall take such action as it may determine in its sole discretion to be necessary or advisable to give effect to this proviso. Each Preferred Unit Purchase Right will entitle its holder to purchase at an exercise price per Preferred Unit equal to the exercise price per share of Series A Junior Participating Preferred Stock of the General Partner determined in accordance with the Stockholder Rights Agreement (1) Series A Junior Participating Preferred Units, or (2) in lieu of such Series A Junior Participating Preferred Units, a number of Class A Units equal to the number of shares of Class A common stock of the General Partner that a holder of a preferred stock purchase right attached to a share of Class A common stock of the General Partner would be entitled to purchase pursuant to the Stockholder Rights Agreement. In the event that holders of Class A common stock of the General Partner exercise or exchange the preferred stock purchase rights attached thereto for shares of Series A Junior Participating Preferred Stock of the General Partner, the General Partner shall exercise or exchange Preferred Unit Purchase Rights attached to Class A Units held by the General Partner for a corresponding number of Series A Junior Participating Preferred Units. In the event that holders of Class A common stock of the General Partner exercise or exchange the preferred stock purchase rights attached thereto for additional shares of Class A common stock of the General Partner, the General Partner shall exercise or exchange Preferred Unit Purchase Rights for a corresponding number of additional Class A Units of the Partnership. If at any time the ratio at which Class A Units are exchangeable for shares of Class A common stock of the General Partner pursuant to the Exchange Agreement changes from one-for-one, the General Partner shall make corresponding adjustments to the number of Series A Junior Participating Preferred Units or Class A Units, as the case may be, that a holder of Class A Units is entitled to receive upon exercise of or in exchange for a Preferred Unit Purchase Right as the General Partner shall determine in its sole discretion.

Section 7.02. Register. The books and records of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

Section 7.03. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

ARTICLE VIII

VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS

Section 8.01. Vesting of Unvested Units.

(a) Unvested Units shall vest and shall thereafter be Vested Units for all purposes of this Agreement as agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership.

(b) The General Partner in its sole discretion may authorize the earlier vesting of all or a portion of Unvested Units owned by any one or more Limited Partners at any time and from time to time, and in such event, such Unvested Units shall vest and thereafter be Vested Units for all purposes of this Agreement. Any such determination in the General Partner’s discretion in respect of Unvested Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(c) Upon the vesting of any Unvested Units in accordance with this Section 8.01, the General Partner shall modify the books and records of the Partnership to reflect such vesting.

Section 8.02. Forfeiture of Units

(a) Except as otherwise agreed to in writing between the General Partner and the applicable Person, if a Person that is a Service Provider ceases to be a Service Provider for any reason, all Unvested Units held by such Person (or any Personal Planning Vehicle of such Person), and/or in which such Person (or any Personal Planning Vehicle of such Person) has an indirect interest, as set forth in the books and records of the Partnership, shall be immediately forfeited without any consideration, and any such Person (or any such Personal Planning Vehicle) shall cease to own or have any rights, directly or indirectly, with respect to such forfeited Unvested Units.

(b) Except as otherwise agreed to in writing between the General Partner and the applicable Person, if the General Partner determines in good faith that Cause exists with respect to any Person that is or was at any time a Service Provider, the Units (whether or not vested) held by such Person (or any Personal Planning Vehicle of such Person), and/or in which such Person (or any Personal Planning Vehicle of such Person) has an indirect interest, as set forth in the books and records of the Partnership, shall be immediately forfeited without any consideration, and any such Person (or any such Personal Planning Vehicle) shall cease to own or have any rights, directly or indirectly, with respect to such forfeited Units. Such determinations need not be uniform and may be made selectively among such Persons, whether or not such Persons are similarly situated, and shall not constitute the breach by the General Partner or any of its directors, managers, officers or members of any duty (including any fiduciary duty) hereunder or otherwise existing at law, in equity or otherwise.

(c) Any (i) Class A Units granted as a “Founder Unit Issuance” under an Award Agreement, (ii) LTIP Units granted as an “Earn-Out Unit Grant” under an Award Agreement, (iii)

Founder LTIP Units, or (iv) B ordinary shares in PJT Partners (Cayman) Limited (“Joiner Shares”) or shares of Class A common stock in the General Partner potentially issuable in respect of such Joiner Shares that in any of the foregoing cases were held by any of the Founder Group Partners and that expire, fail to become vested or are canceled, forfeited, terminated, or repurchased for nominal consideration (“Forfeited Units”) shall be reallocated by the Compensation Committee of the Board of Directors of the General Partner (the “Compensation Committee”), in consultation with the Founder, to one or more other Partners. Notwithstanding the foregoing, if the Founder has ceased to provide services to the Partnership, then Forfeited Units shall be reallocated to Founder Group Partners then providing services to the Partnership and holding like Units pro rata in accordance with their respective holdings of such like Units as of the date hereof (provided, however, that for purposes of applying such pro rata reallocation, Founder LTIP Units and such Joiner Shares shall be deemed to be Founder Units), such reallocation subject to the approval by a majority of the members of the Compensation Committee and, absent such approval, the Compensation Committee may determine the reallocation of the Forfeited Units in its discretion. Any Forfeited Unit that is reallocated in accordance with this Section 8.02(c) shall be subject to terms that are no more favorable than if such reallocation was deemed granted on the original date of grant as the underlying Forfeited Units.

(d) Upon the forfeiture of any Units in accordance with this Section 8.02, such Units shall be cancelled and the General Partner shall modify the books and records of the Partnership to reflect such forfeiture and cancellation or reallocation, as applicable.

Section 8.03. Limited Partner Transfers

(a) Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, no Limited Partner or Assignee thereof may Transfer (including pursuant to an Exchange Transaction) all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Any such determination in the General Partner’s discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. Notwithstanding anything otherwise to the contrary, the General Partner shall not unreasonably withhold, condition or delay its consent to any Transfer of Units by any Significant Limited Partner to (i) any organization that is described in Section 170(c) (determined without reference to Section 170(c)(2)(A)), Section 2055(a) or Section 2522(a) of the Code (or any successor provisions) (“Charitable Organizations”) or (ii) a member or members of such Significant Limited Partner’s family (it being understood that “family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin; descendants of any degree of such Significant Limited Partner, or of such Significant Limited Partner’s spouse or siblings) or a trust, the beneficiaries of which are primarily such Significant Limited Partner or a member or members of such Limited Partner’s family and/or Charitable Organizations, or to any other entity that is wholly owned by or established primarily for the benefit of such persons.

(b) Notwithstanding the foregoing, the parties hereto agree that the General Partner shall not unreasonably withhold, condition or delay its consent to any Transfer of Vested Units by any Limited Partner or any Assignee thereof who is not a current or former Service Provider to (i) Charitable Organizations or (ii) a member or members of such Limited Partner’s or any such Assignee’s family (it being understood that “family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin; descendants of any degree of such Limited Partner or any such Assignee, or of such Limited Partner’s or any such Assignee’s spouse or siblings) or to a trust, the beneficiaries of which are primarily such Limited Partner or any such Assignee or a member or members of such Limited Partner’s or any such Assignee’s family and/or Charitable Organizations or to any other entity that is wholly owned by or established primarily for the benefit of such persons.

(c) Notwithstanding anything otherwise to the contrary in this Section 8.03, each Limited Partner may Transfer Units in an Exchange Transaction pursuant to, and in accordance with, the Exchange Agreement. Notwithstanding Section 17-702(d) of the Act, any Class A Unit acquired by the Partnership (x) in exchange for a share of Class A common stock of the General Partner pursuant to an Exchange Transaction or (y) for cash pursuant to an Exchange Transaction that the General Partner elects to fund with the new issuance of a share of Class A common stock, in each case, shall not be cancelled and automatically shall be deemed re-issued to the General Partner by the Partnership.

(d) Notwithstanding anything otherwise to the contrary in this Section 8.03, a Personal Planning Vehicle of a Limited Partner may Transfer Units: (i) to the donor thereof; (ii) if the Personal Planning Vehicle is a grantor retained annuity trust and the trustee(s) of such grantor retained annuity trust is obligated to make one or more distributions to the donor of the grantor retained annuity trust, the estate of the donor of the grantor retained annuity trust, the spouse of the donor of the grantor retained annuity trust or the estate of the spouse of the donor of the grantor retained annuity trust, to any such Persons; or (iii) upon the death of such Limited Partner, to the spouse of such Limited Partner or a trust for which a deduction under Section 2056 or 2056A (or any successor provisions) of the Code may be sought.

Section 8.04. Mandatory Exchanges. The General Partner may in its sole discretion at any time and from time to time, without the consent of any Limited Partner or other Person, cause to be Transferred in an Exchange Transaction any and all Units, except for Units held by any Person that is a Service Provider at the time in question and/or in which a Person that is a Service Provider at the time in question has an indirect interest as set forth in the books and records of the Partnership. Any such determinations by the General Partner need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated. In addition, the General Partner may, with the consent of Partners whose Vested Percentage Interests exceed 75% of the Vested Percentage Interests of all Partners in the aggregate, require all Limited Partners to Transfer in an Exchange Transaction all Units held by them.

Section 8.05. Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

Section 8.06. Further Restrictions.

(a) Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the date of this Agreement or are created thereafter, with the consent of the holder of such Units. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Limited Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise; or

(iv) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion.

(c) In addition, notwithstanding anything to the contrary herein, if the board of directors of the General Partner shall determine in good faith that additional restrictions on Transfers are necessary so that the Partnership is not treated as a “publicly traded partnership” under Section 7704 of the Code, the General Partner may impose such additional restrictions on Transfers as the board of directors of the General Partner has determined in good faith to be so necessary.

(d) To the fullest extent permitted by law, any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.

Section 8.07. Rights of Assignees. Subject to Section 8.06(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.10.

Section 8.08. Allocation of Profits and Losses Upon Transfer. If a Partner sells or exchanges Units or if a Partner is otherwise is admitted as a substitute Partner, Profits and Losses shall be allocated between the transferor and the transferee by taking into account their varying Units during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method described in proposed Treasury Regulations Section 1.706-4(c) to the extent reasonably practicable or, to the extent such method is not reasonably practicable, any other permissible method (as determined by the General Partner).

Section 8.09. Admissions, Withdrawals and Removals

(a) No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent General Partner, in each case in the sole discretion of each incumbent General Partner. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn). Any additional General Partner or substitute general partner admitted as a General Partner of the Partnership pursuant to this Section 8.09 is hereby authorized to, and shall, continue the Partnership without dissolution.

(b) No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.11 hereof.

(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

Section 8.10. Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner as of a specified effective date only upon the satisfaction or waiver of each of the following conditions:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

Section 8.11. Withdrawal and Removal of Limited Partners. Subject to Section 8.07, if a Limited Partner ceases to hold any Units, including as a result of a forfeiture of Units pursuant to Section 8.02, then such Limited Partner shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner, and shall be deemed to have withdrawn from the Partnership.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01. No Dissolution. Except as required by the Act, the Partnership shall not be dissolved by the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 9.02. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(c) the written consent of all Partners;

(d) at any time there are no limited partners, unless the Partnership is continued in accordance with the Act;

(e) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(e) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 120 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Vested Units then outstanding agree in writing to so continue the business of the Partnership; or

(f) the determination of the General Partner in its sole discretion; provided that in the event of a dissolution pursuant to this clause (f), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Partners pursuant to Section 9.03 below in connection with the winding up of the Partnership, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

Section 9.03. Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(b) The balance, if any, to the Partners in proportion to the Class A Units and LTIP Units held by them; provided that (i) distributions to a Partner in respect of an LTIP Unit shall be limited to the Partner’s Economic Capital Account Balance attributable to such LTIP Unit as of the date of the final distribution (and after taking into account any allocations pursuant to the dissolution) and (ii) amounts that otherwise would have been distributed to such Partners in respect of LTIP Units in the absence of clause (i) shall be distributed to the Partners holding Class A Units or LTIP Units in proportion to the Class A Units and LTIP Units held by them (excluding for this purpose all LTIP Units that are not eligible to participate in any further distributions as a result of the foregoing clause (i) of this Section 9.03(b)).

Section 9.04. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

Section 9.05. Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

Section 9.06. Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

Section 9.07. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.06, 10.02, 11.09 and 11.10 shall survive the termination of the Partnership.

ARTICLE X

LIABILITY AND INDEMNIFICATION

Section 10.01. Liability of Partners

(a) No Limited Partner and no Affiliate, manager, member, employee or agent of a Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Partners (including without limitation, the General Partner) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Limited Partner or General Partner shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Partner or to the Partnership or to any other Person who is a party to or is bound by this Agreement, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement; provided, however, that each Partner shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to another Partner or to another Person who is a party to or is otherwise bound by this Agreement, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership, to any such other Partner or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partner).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such Person as to matters the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another expressed standard, such General Partner shall act under such express standard and shall not be subject to any other or different standards. For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a determination or other action or failure to act by the General Partner, will be deemed to be made, taken or omitted to be made or taken in “good faith”, and shall not be a breach of this Agreement, unless the General Partner subjectively believed such determination, action or failure to act was opposed to the best interests of the Partnership. The belief of a majority of the directors of the Board of Directors of the General Partner or a duly appointed committee thereof shall be deemed to be the belief of the General Partner.

Section 10.02. Indemnification.

(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Partnership or any Partner for any act or omission in relation to the Partnership or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent. The indemnification of any Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to pay expenses of an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance. (i) To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(ii) In the event of any payment by the Partnership under this Section 10.02, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii) The Partnership shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

ARTICLE XI

MISCELLANEOUS

Section 11.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by fax, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	If to the General Partner, to:

PJT Partners Inc.

280 Park Avenue, New York, New York 10017

Attention: General Counsel

Email: cuminale@pjtpartners.com

(b)	If to the Partnership, to:

PJT Partners Holdings LP

280 Park Avenue, New York, New York 10017

Attention: General Counsel

Email: cuminale@pjtpartners.com

with a copy to:

PJT Partners Inc.

280 Park Avenue, New York, New York 10017

Attention: General Counsel

Email: cuminale@pjtpartners.com

(c)	If to any Limited Partner, to:

c/o PJT Partners Inc.

280 Park Avenue, New York, New York 10017

Attention: General Counsel

Email: cuminale@pjtpartners.com

The General Partner shall use commercially reasonable efforts to forward any such communication to the applicable Partner’s address, email address or facsimile number as shown in the Partnership’s books and records.

Section 11.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

Section 11.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.05. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty that the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 11.06. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

Section 11.07. Further Assurances. Each Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.08. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

Section 11.10. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each party hereto (i) expressly consents to the application of paragraph (c) of this Section 11.10 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) (i) EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 11.10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 11.10 and such parties agree not to plead or claim the same.

Section 11.11. Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

Section 11.12. Amendments and Waivers

(a) Except as otherwise required by this Agreement (including Section 3.7), this Agreement (including any annexes, schedules or supplements hereto) may be amended, supplemented, waived or modified by the General Partner in its sole discretion without the approval of any Limited Partner or other Person; provided that (1) no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Partnership, may materially and adversely affect (A) the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units) or (B) the rights of any Significant Limited Partner without the prior written consent of each Significant Limited Partner so affected; and (2) the General Partner may not amend, supplement, waive or modify, including by way of merger, consolidation or transfer of all or substantially all the assets of the Partnership, (A) the provisions of Section 3.07 hereof or this Section 11.12 without the approval by Limited Partners holding a majority of the Units held by all Limited Partners (excluding any Limited Partners controlled by the General Partner), including each Significant Limited Partner or (B) the provisions of Section 3.08 hereof without the approval by Limited Partners holding a majority of the Class A Units held by all Limited Partners (excluding any Limited Partners controlled by the General Partner), including each Significant Limited Partner; provided further, however, that notwithstanding the foregoing, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership pursuant to Section 7.01 hereof; (2) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement, including pursuant to Section 7.01 hereof; (3) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (4) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Limited Partners shall be deemed a party to and bound by such amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest in the Partnership (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests in the Partnership (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), 1.704-1(b)(2)(iv)(b)(1) and any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

Section 11.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof); provided, however that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 11.10 and shall be entitled to enforce its rights thereunder.

Section 11.14. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.15. Power of Attorney. Each Limited Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partner) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.05) and Law or to permit the Partnership to become or to continue as a limited partnership or entity wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Partners or substituted Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

Section 11.16. Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 11.12, the General Partner in its sole discretion may, or may cause the Partnership to, without the approval of any Limited Partner or other Person, enter into separate subscription, letter or other agreements with individual Limited Partner with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement, in each case, with respect to such Limited Partner. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Limited Partner(s) party thereto notwithstanding the provisions of this Agreement. The General Partner in its sole discretion may from time to time execute and deliver to the Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement, the Exchange Agreement, the Tax Receivable Agreement, and any other separate agreement described in this Section 11.16 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

Section 11.17. Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made.

Section 11.18. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

GENERAL PARTNER:

PJT PARTNERS INC.

By:	/s/ Michael S. Chae
Name:	Michael S. Chae
Title:	Chief Financial Officer

LIMITED PARTNERS

Each of the Limited Partners set forth on Schedule II attached hereto.

By:	Blackstone Holdings I/II GP Inc., as attorney-in-fact

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

IN WITNESS WHEREOF, and, solely to acknowledge its consent and approval of the amendments to the Existing Agreement set forth in this Agreement and to the admission to the Partnership of PJT Partners Inc., as general partner, and to evidence its withdrawal as general partner of the Partnership, the undersigned has executed this Agreement as of the date first written above.

FORMER GENERAL PARTNER:

NEW ADVISORY GP L.L.C.

By:	Blackstone Holdings L.P., its sole member

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Schedule I

LTIP UNITS

1.1 Designation. A class of Units in the Partnership designated as “LTIP Units” is hereby established. LTIP Units are intended to qualify as “profits interests” in the Partnership, except as otherwise provided in the relevant Award Agreement. The number of LTIP Units that may be issued by the Partnership shall not be limited.

1.2 Vesting. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of the relevant Award Agreement. The terms of any Award Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Award Agreement or by the terms of any equity incentive plan, including without limitation the PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Plan”), pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of an Award Agreement are referred to as “Vested LTIP Units;” all other LTIP Units are referred to as “Unvested LTIP Units.”

1.3 Forfeiture or Transfer of Unvested LTIP Units. Unless otherwise specified in the relevant Award Agreement, upon the occurrence of any event specified in an Award Agreement resulting in either the forfeiture of any LTIP Units or the repurchase thereof by the Partnership at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the relevant Award Agreement, no consideration or other payment (other than the repurchase payment, if any) shall be due with respect to any LTIP Units that have been forfeited; provided that with respect to any distribution declared with a record date prior to the effective date of such forfeiture, such forfeited LTIP Units shall be included in calculating the applicable holder’s Total Percentage Interest in accordance with Article IV of the Partnership Agreement.

1.4 Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation provisions set forth in the Award Agreement, apply to the LTIP Unit.

1.5 Adjustments. If an LTIP Unit Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain the same correspondence between Class A Units and LTIP Units as existed prior to such LTIP Unit Adjustment Event. The following shall be “LTIP Unit Adjustment Events:” (A) the Partnership makes a distribution on all outstanding Class A Units in Class A Units, (B) the Partnership subdivides the outstanding Class A Units into a greater number of Units or combines the outstanding Class A Units into a smaller number of Units, or (C) the Partnership issues any Units in exchange for its outstanding Class A Units by way of a reclassification or recapitalization. If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events occurred simultaneously. If the Partnership takes an action affecting the Class A Units other than actions specifically described above as LTIP Unit Adjustment Events, including any extraordinary distribution to holders of Class A Units, and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the correspondence between Class A Units and LTIP Units as it existed prior to such action, the General Partner shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any Award Agreement or equity incentive plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Partnership shall mail or otherwise provide notice to each holder of LTIP Units setting forth the adjustment to such holder’s LTIP Units and the effective date of such adjustment.

1.6 Conversion of LTIP Units into Class A Units. Except as otherwise agreed between the General Partner and the applicable LTIP Unit Limited Partner, subject to the expiration of any applicable LTIP Unit Restricted Period (as defined below), on the first date that a Participating LTIP Unit (including, for purposes of clarity, a Founder LTIP Unit) has attained a Book-Up Target of zero (such date, the “LTIP Unit Conversion Date”), such Participating LTIP Unit shall, without any action on the part of the holder of such LTIP Unit or any other Person, automatically be converted into a number (or fraction thereof) of fully paid and non-assessable Class A Units equal to the LTIP Conversion Factor (as defined below). No LTIP Units shall be convertible pursuant to this Section 1.6 of Schedule I prior to the expiration of a twenty-four month period (the “LTIP Unit Restricted Period”) ending on the day before the first twenty-four month anniversary of such holder’s becoming a holder of such LTIP Units; provided, however, that the General Partner may, in its sole and absolute discretion, shorten or lengthen the LTIP Unit Restricted Period applicable to any LTIP Units by written agreement with the holder thereof to a period of shorter or longer than twenty-four (24) months, without the consent of any other Partner and such written agreement shall govern the LTIP Unit Restricted Period with respect to such LTIP Units notwithstanding anything otherwise to the contrary herein. Any vesting, forfeiture and additional restrictions on transfer to which a Participating LTIP Unit is subject at the time of its conversion under the terms of the relevant Award Agreement shall apply, mutatis mutandis, to any Class A Units received upon conversion of such LTIP Unit. “LTIP Conversion Factor” shall mean the quotient of (i) the Economic Capital Account Balance attributable to the LTIP Unit being converted as of the date of conversion, divided by (ii) the Class A Unit Economic Balance as of the date of conversion, provided that if the Economic Capital Account Balance attributable to an LTIP Unit has at any time reached an amount equal to the Class A Economic Balance determined as of such time, the LTIP Conversion Factor for such LTIP Unit shall be equal to one (1) (except to the extent of adjustments (if any) to the LTIP Conversion Factor made pursuant to Section 1.5 of this Schedule I, without duplication).

1.7 Forced Conversion by the Partnership into Class A Units.

(a) The Partnership may cause LTIP Units to be converted (a “LTIP Unit Forced Conversion”) into Class A Units at any time so long as the applicable holder thereof receives in respect of each LTIP Unit so converted a number (or fraction thereof) of fully paid and non-assessable Class A Units equal to the greater of (x) the LTIP Conversion Factor for such LTIP Unit (giving effect to all adjustments (if any) made pursuant to Section 1.5 of this Schedule I) and (y) one (1).

(b) In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a notice (a “LTIP Unit Forced Conversion Notice”) in the form attached as Exhibit A hereto to the applicable holder not less than 10 nor more than 60 days prior to the date specified in such LTIP Unit Forced Conversion Notice (such date, the “LTIP Unit Forced Conversion Date”). A Forced LTIP Unit Conversion Notice shall be provided in the manner in which notices are generally to be provided in accordance with the Partnership Agreement. Each holder of LTIP Units covenants and agrees with the Partnership that all LTIP Units to be converted pursuant to this Section 1.7 of this Schedule I shall be free and clear of all liens.

1.8 Conversion Procedures. A conversion of LTIP Units pursuant to Section 1.6 or 1.7 of this Schedule I shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date or LTIP Unit Forced Conversion Date, as the case may be, without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon his or her written request, a certificate certifying the number of Class A Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

1.9 Treatment of Capital Account. For purposes of making future allocations under the Partnership Agreement, reference to a Partner’s portion of its Economic Capital Account Balance attributable to his or her LTIP Units shall exclude, after the date of conversion of any of its LTIP Units, the portion of such Partner’s Economic Capital Account Balance attributable to the converted LTIP Units.

1.10 Mandatory Conversion in Connection with a Capital Transaction.

(a) If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Class A Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event) as a result of which Class A Units shall be exchanged for or converted into the right, or the holders of Class A Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (any such transaction being referred to herein as a “Capital Transaction”), then, to the extent not already converted into Class A Units in accordance with Section 1.6 of this Schedule I, the General Partner shall, immediately prior to the consummation of the Capital Transaction, exercise its right to cause an LTIP Unit Forced Conversion with respect to any and all LTIP Units that have become Vested LTIP Units and the Book-Up Target of which is zero, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold at the Capital Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Class A Units in the context of the Capital Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction).

(b) In anticipation of such LTIP Unit Forced Conversion and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of such converting LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Class A Units into which such holder’s LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a holder of the same number of Class A Units, assuming such holder of Class A Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Class A Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the Partnership shall give prompt written notice to each holder of such converting LTIP Units of such election, and the Partnership shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Class A Units in connection with such Capital Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any his or her transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Class A Unit would receive if such holder of Class A Units failed to make such an election.

(c) Subject to the rights of the Partnership and the General Partner under the relevant Award Agreement and the terms of any equity incentive plan, including without limitation the Plan, under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to (i) cause the terms of any Capital Transaction to be consistent with the provisions of this Section 1.10, and (ii) in the event LTIP Units are not converted into Class A Units in connection with the Capital Transaction (including pursuant to Section 1.10(a) above), subject to the rights of the General Partner and the Partnership set forth in Section 1.12 below to the extent that they can act without the consent of holders of LTIP Units, the Partnership shall (A) enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of those holders of LTIP Units whose LTIP Units will not be converted into Class A Units in connection with the Capital Transaction that, to the extent not incompatible with the interests of the holders of Class A Units and the holders of Class A common stock of the General Partner, (x) contains reasonable provisions designed to allow such holders to subsequently convert, redeem or exchange their LTIP Units, if and when eligible for conversion, redemption or exchange into securities comparable as reasonably possible under the circumstances to the Class A Units, and (y) preserves as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights of such holders, or (B) otherwise provide for payment to be made to such LTIP Unit holders (in respect of any unconverted LTIP Units) that is reasonably determined by the General Partner to be comparable to the consideration received by holders of Class A Units in the Capital Transaction.

1.11 Exchange Rights of LTIP Unit Limited Partners.

(a) LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership (i) from repurchasing LTIP Units from the holder thereof if and to the extent that such holder agrees to sell such LTIP Units or (ii) from exercising the right to cause a LTIP Unit Forced Conversion. For the avoidance of doubt, with respect to any Class A Units received by a LTIP Unit Limited Partner upon conversion of LTIP Units, including a LTIP Unit Forced Conversion, such LTIP Unit Limited Partner shall have the right to exchange such Class A Units in accordance with the Exchange Agreement.

(b) Except as otherwise set forth in the relevant Award Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein or in the Partnership Agreement, on or at any time after the applicable LTIP Unit Conversion Date or LTIP Unit Forced Conversion Date, each LTIP Unit Limited Partner will have the same right (and subject to the same terms and conditions and to be effected in the same manner) (i) to re exchange all or a portion of any vested Class A Units resulting from a conversion of any LTIP Units as the other holders of Class A Units in accordance with the Exchange Agreement and (ii) to receive payments of certain tax benefits as the other holders of Class A Units in accordance with the Tax Receivable Agreement.

1.12 Special Approval Rights. The General Partner and/or the Partnership shall not, without the affirmative approval of holders of more than 50% of the then outstanding LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the following exceptions and qualifications: (i) no separate consent of the holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would, in a ratable and proportional manner, alter, change, modify or amend the rights, powers or privileges of the Class A Units; (ii) a merger, consolidation or other business combination or reorganization of the Partnership or the General Partner, or any of their Affiliates shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of an LTIP Unit (and the holder of such LTIP Unit will not be entitled to any vote or consent with respect to such merger, consolidation or other business combination or reorganization in respect of such LTIP Unit) so long as any of the following apply: (w) such LTIP Unit is converted immediately prior to the effectiveness of the transaction into a number (or fraction thereof) of fully paid and non-assessable Class A Units equal to the greater of (i) the LTIP Conversion Factor for such LTIP Unit (giving effect to all adjustments (if any) made pursuant to Section 1.5 of this Schedule I) and (ii) one (1) (which Class A Units, for the avoidance of doubt, may be unvested to the extent the LTIP Unit so converted is not a Vested LTIP Unit); (x) the holder of such LTIP Unit either will receive, or will have the right to elect to receive, in respect of such LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such LTIP Unit had it been converted into a Class A Unit (or fraction of a Class A Unit, as applicable under the terms of such LTIP Unit) immediately prior to the transaction; (y) such LTIP Unit remains outstanding with its terms materially unchanged; or (z) if the Partnership is not the surviving entity in such transaction, such LTIP Unit is exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as such LTIP Unit; (iii) any creation or issuance of Units (whether ranking junior to, on a parity with or senior to the LTIP Units in any respect), which either (x) does not require the consent of the holders of Class A Units or (y) is authorized by the holders of Class A Units shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and (iv) any waiver by the Partnership or the General Partner of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders. For the avoidance of doubt, the General Partner in its sole discretion may waive any restrictions or limitations (including vesting restrictions or transfer restrictions) applicable to any outstanding LTIP Units with respect to any holder or holders at any time and from time to time. Any such determination in the General Partner’s discretion in respect of such LTIP Units shall be final and binding. Such determinations need not be uniform and may be made selectively among holders of LTIP Units, whether or not such holders are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.

1.13 Limited Partners’ Rights to Transfer. Subject to the terms of the relevant Award Agreement or other document pursuant to which LTIP Units are granted and except in connection with the exercise of its exchange rights pursuant to Section 1.11 of this Schedule I, a holder of LTIP Units may not transfer all or any portion of such holder’s LTIP Units, except, in the case of Vested LTIP Units, to the extent, and subject to the same restrictions, that a holder of Class A Units is entitled to transfer Class A Units pursuant to Section 8.03 of the Partnership Agreement.

1.14 Allocations and Distributions.

(a) All distributions shall be made to holders of LTIP Units in accordance with the provisions of Article IV of the Partnership Agreement.

(b) All allocations, including allocations of Profits and Losses of the Partnership, special allocations and allocations upon final liquidation, shall be made to holders of LTIP Units in accordance with Article V of the Partnership Agreement.

EXHIBIT A

Notice of Election by Partnership of Force Conversion of LTIP Units into Class A Units

PJT Partners Holdings LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Class A Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of PJT Partners Holdings LP, dated as of October 1, 2015, as amended from time to time (the “Agreement”).

To the extent that LTIP Units held by the holder are not free and clear of all liens, claims and encumbrances, or should any such liens, claims and/or encumbrances exist or arise with respect to such LTIP Units, the Class A Units into which such LTIP Units are converted shall continue to be subject thereto.

Name of Holder:

Number of LTIP Units to be Converted:

Conversion Date:

A-1